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                                                                Exhibit (b)(1)

                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK,
                                  TOKYO BRANCH
                              AKASAKA PARK BUILDING
                              2-20, AKASAKA 5-CHOME
                           MINATO-KU, TOKYO 107, JAPAN

                                                      November 15, 1999

ALAP Hold Co., Ltd.                       N.A.J. Co., Ltd.
7575 Fulton Street, East                  7-1 Udagawa-cho, Shibuya-ku
Ada, Michigan 49355 U.S.A.                Tokyo 105-0042 Japan

Apple Hold Co., L.P.                      New AAP Limited
7575 Fulton Street, East                  Clarendon House
Ada, Michigan 49355 U.S.A.                2 Church Street
                                          Hamilton HM 11 Bermuda
Amway Corporation
7575 Fulton Street, East
Ada, Michigan 49355 U.S.A.

                   RE: SENIOR BANK FINANCING COMMITMENT LETTER

Ladies and Gentlemen:

         Morgan Guaranty Trust Company of New York, Tokyo Branch (" MORGAN "), understands that (i) N.A.J. Co., Ltd. (" NAJ "), a wholly-owned subsidiary of ALAP Hold Co., Ltd. ("ALAP"), is proposing to acquire up to all the shares of Amway Japan Limited ("AJL") and (ii) New AAP Limited ("NAAP"), a wholly-owned subsidiary of Apple Hold Co., L.P. ("APPLE"), is proposing to acquire up to all the shares of Amway Asia Pacific, Ltd. ("AAP") (the " ACQUISITIONS"). All of NAJ, ALAP, NAAP and Apple are affiliates of Amway Corporation ("AMWAY"). You have asked Morgan to commit to provide up to $700 million of the financing required for the Acquisitions pursuant to a senior secured credit facility (the "FACILITY ").

         Morgan is pleased to confirm to you that it is willing to provide the $700 million Facility upon the terms and conditions specified herein. Morgan's commitment shall become effective when all of you sign counterparts of this Commitment Letter and the accompanying Fee Letter dated the date hereof among the parties hereto (the " FEE LETTER ") and return them to Morgan. Morgan proposes that the Facility be a six-year amortizing term loan.

THE FINANCING

         You have advised us that at least 104,500,000 shares of common stock of AJL will be contributed to ALAP and at least 46,500,000 shares of common stock of AAP will be contributed to Apple, in each case by the present owners of such shares. We understand that NAJ and NAAP will require up to approximately $700 million of new funds to consummate the Acquisitions and


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to pay related fees and expenses, all of which will be obtained under the
Facility. You have advised us that, other than the Facility, immediately after giving effect to the Acquisitions, none of NAJ, ALAP, NAAP or Apple will have any debt outstanding.

RATINGS AND SYNDICATION

         To the extent that Morgan seeks at any time during the life of the Facility to obtain ratings of the loans from Standard & Poor's, Moody's or other internationally recognized rating agencies or to organize a syndicate of commercial banks and/or other financial institutions to become lenders ("Other Lenders") under the Facility, NAJ, ALAP, NAAP and Apple agree (i) to assist Morgan in obtaining such rating or organizing such syndication and to provide the rating agencies, Morgan and the Other Lenders, if any, promptly upon request, with all information reasonably deemed necessary by the rating agencies to complete the rating process or by Morgan to complete successfully the syndication, including, but not limited to, (a) an information package for delivery to potential syndicate members and participants and (b) all information and projections prepared by NAJ, ALAP, NAAP and Apple or their advisers relating to the transactions described herein and (ii) to make their officers and representatives, and to cause officers and representatives of AJL and AAP to be, available to participate in information meetings with the rating agencies or for potential syndicate members at such times and places as Morgan may reasonably request. NAJ, ALAP, NAAP and Apple further agree to refrain, and to cause their subsidiaries (including AJL and AAP and their respective subsidiaries) and Amway Affiliates to refrain, from conducting or arranging, or initiating or engaging in preparations with financial institutions with respect to, any other debt financings (whether through a capital markets transaction, bank loan or otherwise) during the period beginning on the date of this Commitment Letter and ending upon the termination of the Facility unless otherwise agreed by Morgan; provided that the foregoing shall not prohibit an Amway Affiliate from seeking financing (i) other than through public offerings and syndicated loan transactions so long as such affiliate gives Morgan prompt notice of its intent to seek such financing or (ii) through a public offering with the consent of Morgan (which consent shall not be unreasonably withheld). As used in the preceding sentence, "AMWAY AFFILIATE" means Amway Corporation or any of its subsidiaries or affiliates that is engaged in a business related or similar to the business of Amway Corporation.

OTHER ENGAGEMENTS

         You understand that Morgan and its affiliates provide a wide variety of financial services and as such may from time to time effect transactions for their own account or the account of customers, and hold positions in loans and options on loans of companies that may be the subject of this arrangement. In addition, Morgan and/or any of its affiliates may provide debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests. None of Morgan and its affiliates will use confidential information obtained from you by virtue of the Financing or the engagement under this Commitment Letter in connection with the performance by Morgan and its affiliates of services for other companies, or furnish any such information to other companies, except as permitted in its confidentiality undertakings to you. In addition, none of Morgan and its affiliates will make available to you any confidential information that it has obtained or may obtain from any other company. You acknowledge that Morgan and the Other Lenders may share with each other and with any of their affiliates, for use in connection with the transactions contemplated by

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this Commitment Letter, any information supplied by you relating to the yourselves, the Acquisitions, AJL, AAP or the Financing.

FULL DISCLOSURE

         NAJ, ALAP, NAAP and Apple represent, warrant and covenant that (i) no written information which has been or is hereafter furnished by either of them or on either of their behalf in connection with the transactions contemplated hereby and (ii) no other information given at information meetings for potential syndicate members and supplied or approved by you (such written information and other information being referred to herein collectively as the "INFORMATION") contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not misleading, in the light of the circumstances under which they were (or hereafter are) made; provided that, with respect to Information consisting of statements, estimates and projections regarding the future performance of NAJ, ALAP, NAAP, Apple and their subsidiaries (collectively, the "PROJECTIONS"), no representation, warranty or covenant is made other than that the Projections have been (and, in the case of Projections furnished after the date hereof, will be) prepared in good faith based on assumptions believed to be reasonable at the time of preparation thereof. NAJ, ALAP, NAAP and Apple agree to supplement the Information and the Projections from time to time until the date of the first borrowing under the Facility, as appropriate so that the representations and warranties in the preceding sentence remain correct. In syndicating the Facility, Morgan will use and rely on the Information and the Projections without independent verification thereof.

CERTAIN CONDITIONS

         Certain of the terms of the Facility are set forth in the Summary of Terms and Conditions attached hereto and incorporated by reference herein (the "TERM SHEET"). The Term Sheet is intended as an outline only and does not purport to summarize all of the terms, conditions, covenants, representations, warranties and other provisions which will be contained in definitive financing agreements for the Facility. Morgan's commitment is subject to the satisfaction of the conditions set forth in the Term Sheet and customary conditions for transactions of this type, including without limitation: (i) the negotiation, execution and delivery of a credit agreement (the "CREDIT AGREEMENT") and other definitive financing agreements, prepared by Davis Polk & Wardwell, special counsel to Morgan, satisfactory in form and substance to Morgan and containing terms and conditions consistent with the Term Sheet and otherwise satisfactory to Morgan, by not later than December 10, 1999 and (ii) the other conditions set forth in the November 13, 1999 draft of the Credit Agreement for the Facility.

COSTS AND EXPENSES

         By your acceptance of this Commitment Letter, you agree that all costs and expenses (including the reasonable fees and expenses of Davis Polk & Wardwell, counsel for Morgan) incurred by Morgan in connection with the negotiation, preparation, execution, delivery, collection and enforcement of this Commitment Letter and definitive financing agreements and any primary or secondary syndication of the Facility shall be for your account, and agree to pay

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such costs and expenses when the Credit Agreement is signed or upon any earlier termination of the proposed financing.

INDEMNIFICATION

         By your acceptance of this Commitment Letter, each of you (each an "INDEMNIFYING PERSON") agrees, jointly and severally, to indemnify and hold harmless Morgan and its affiliates (including, without limitation, any controlling person) and the directors, officers, employees and agents of each of the foregoing parties (each, an "INDEMNIFIED PERSON") in accordance with the provisions of Schedule 1 hereto, which is incorporated herein and made a part of this Commitment Letter.

CONFIDENTIALITY

         Morgan agrees to keep any information supplied by you relating to NAJ, ALAP, NAAP, Apple, the Acquisitions or the Facility confidential from anyone other than its affiliates for use in connection with the transactions contemplated by this Commitment Letter; provided that nothing herein shall prevent Morgan from disclosing such information (a) upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority, (c) which had been publicly disclosed other than as a result of a disclosure by Morgan prohibited by the terms of this paragraph, (d) already in its possession prior to its disclosure by you, (e) in connection with any litigation to which Morgan or any of its affiliates may be a party, (f) to the extent necessary in connection with the exercise of any remedy hereunder,
(g) to Morgan's legal counsel and independent auditors and (h) subject to provisions substantially similar to those contained in this paragraph, to any prospective syndicate member or participant. You acknowledge that Morgan and the Other Lenders may share with each other and with any of their affiliates, for use in connection with the transactions contemplated by this Commitment Letter, any information supplied by you relating to NAJ, ALAP, NAAP, Apple, AJL, AAP, the Acquisitions or the Facility.

         You agree that you will not furnish copies of this Commitment Letter or the Fee Letter or disclose in whole or in part the contents of either thereof to any Person other than your advisors or as required by applicable law or compulsory legal process, without the prior written consent of Morgan. Morgan hereby consents to your disclosure of this Commitment Letter to in the documents publicly filed or otherwise made public with respect to the Acquisitions so long as each of you has accepted it as indicated below. Any disclosure by you not permitted by the foregoing shall constitute your agreement to pay the fee contemplated by the third paragraph of the Fee Letter, whether or not you have accepted this Commitment Letter or the Fee Letter.

MISCELLANEOUS

         This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer, and shall not be deemed to confer, any benefits upon, or create any rights in or in favor of, any Person other than the parties hereto, except as provided above with respect to Indemnified Persons. By signing this letter, you indicate your awareness that Morgan may be providing financing or other services to parties whose interests may conflict with yours.

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         The offer by Morgan set forth in this Commitment Letter will terminate at 5:00 p.m., New York time, on November 16, 1999, unless on or before that date and time they have received a copy of this Commitment Letter and the Fee Letter signed by each of you. The provisions set forth above under "Fees and Expenses" and "Indemnification" shall survive any such termination of the offers under this Commitment Letter, and shall be binding regardless of whether a Credit Agreement or other definitive documentation is signed.

         This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York. Each of you and Morgan hereby submits to the jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Commitment Letter or the transactions contemplated hereby. Each of NAJ, ALAP, NAAP, Apple, Amway and Morgan hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and to the right to have a trial by jury. All payments under this Commitment Letter and the Fee Letter shall be paid in U.S. Dollars to the relevant payee in Tokyo, Japan without set-off or counterclaim and free and clear of any withholding or other taxes.

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         Your respective obligations under this Commitment Letter shall be joint and several, provided that upon the effectiveness of the contribution to ALAP and Apple of the shares of AJL and AAP, respectively, referred to in the first sentence under "The Financing" above (other than up to 3% of the outstanding shares of AJL), Amway shall be released from any further obligations hereunder except those set forth in the second paragraph under "Confidentiality" above.

         Morgan looks forward to working with you on this transaction.

                                                               Very truly yours,

                                                               Morgan Guaranty Trust Company
                                                                 of New York, Tokyo Branch

                                                               By: /s/ Thomas R.F. Dunn
                                                                  ------------------------------
                                                                  Name:   Thomas R.F. Dunn
                                                                  Title:  Managing Director

Agreed and accepted as to the date first above
written:
                                                                     NEW AAP LIMITED
ALAP HOLD CO., LTD.

By AP New Co., LLC, general partner                                  By: /s/ Lawrence M. Call
                                                                        -----------------------------
                                                                          Name:   Lawrence M. Call
                                                                          Title:  President
By: /s/ Craig N. Meurlin
   -------------------------------------
     Name:  Craig N. Meurlin
     Title: Manager                                                  AMWAY CORPORATION

N.A.J. CO., LTD.
                                                                     By:  /s/ Lawrence M. Call
                                                                        -----------------------------
                                                                          Name:  Lawrence M. Call
By: /s/ Lawrence M. Call                                                  Title: Senior Vice President,
   -------------------------------------                                         Chief Financial Officer and
     Name:  Lawrence M. Call                                                           Treasurer
     Title: Attorney-in-Fact

APPLE HOLD CO., L.P.

By AP New Co., LLC, general partner

By: /s/ Craig N. Meurlin
    ------------------------------------
     Name:  Craig N. Meurlin
     Title: Manager



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                                   SCHEDULE 1

         Capitalized terms used but not defined in this Schedule are used as defined in the Commitment Letter (the "COMMITMENT LETTER") to which this
Schedule is attached and into which it is incorporated.

         Each Indemnifying Person agrees to indemnify, defend and hold harmless each Indemnified Person from and against any and all losses, claims, demands, damages, liabilities and other expenses of any kind (collectively, "LOSSES") to which any Indemnified Person may become subject, insofar as such Losses (or actions or other proceedings commenced or threatened in relation thereto) arise out of or in any way relate to or result from the Transaction or other transactions contemplated by the Commitment Letter (including without limitation the syndication of the Facility) or relate to or in any way arise from any proposed or actual use of the proceeds of the Facility, and to reimburse each Indemnified Person for any legal or other expenses incurred in connection with investigating, preparing to defend or defending against any such Loss or action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding out of which any such Loss arises). No Indemnifying Person will be responsible, however, for any such Losses of any Indemnified Person that are determined by final and nonappealable judgment of a court of competent jurisdiction to have resulted primarily from actions taken or omitted to be taken by such Indemnified Person in bad faith or from such Indemnified Person's gross negligence or willful misconduct. No Indemnified Person shall be liable to any other person, firm, corporation or other legal entity for consequential damages which may be alleged as a result of the Commitment Letter or the transactions contemplated thereby.

         No Indemnifying Person shall be liable for any settlement of any proceeding effected without its prior written consent (which shall not be unreasonably withheld), but if settled with such consent or if there is a final judgment for the plaintiff, each Indemnifying Person agrees to indemnify each Indemnified Person from and against any Loss by reason of such settlement or judgment. No Indemnifying Person shall, without the prior written consent of each Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding.

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